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Exhibit 4.5

PLEDGE AND SECURITY AGREEMENT

dated as of November 24, 2003

among

MSW Energy Holdings II LLC,
as Grantor,

and

MSW Energy Finance Co. II, Inc.,
as Grantor,

and

Wells Fargo Bank Minnesota, National Association,
as Collateral Agent

i

(k)	CONSENT TO JURISDICTION	26
(l)	WAIVER OF JURY TRIAL	26
(m)	Counterparts	26
(n)	Effectiveness	27
(o)	Entire Agreement	27

Schedule I—General Information of Grantors
 Schedule II—Description of Investment Related Property
 Schedule III—Description of Intellectual Property
 Schedule IV—Description of Commercial Tort Claims

Exhibit A—Pledge Supplement
 Exhibit B—Joinder Agreement

ii

        This PLEDGE AND SECURITY AGREEMENT, dated as of November 24, 2003 (this "Agreement"), among MSW Energy Holdings II LLC, a Delaware limited liability company ("MSW Energy II"), MSW Energy Finance Co. II, Inc. ("MSW Energy Finance II") (MSW Energy II and MSW Energy Finance II, together with any other Person that executes a Pledge Supplement substantially in the form of Exhibit A hereto, each, a "Grantor" and collectively, the "Grantors"), and Wells Fargo Bank Minnesota, National Association, acting in the capacity of agent for the benefit of the Secured Parties (as defined below) (the "Collateral Agent").

RECITALS:

        WHEREAS, pursuant to that certain Indenture, dated as of the date hereof (the "Indenture"), among the Grantors, the Guarantors party thereto and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"), the Grantors intend to offer (the "Offering") $225,000,000 of 7 3/8% Senior Secured Notes due 2010 (the "Notes").

        WHEREAS, as security for the full and final payment and performance of the Note Obligations and the Parity Lien Obligations, the Grantors have entered into this Agreement, pursuant to which the Grantors will grant a security interest in or pledge the Collateral (as defined below). Upon the incurrence of any Parity Lien Obligations, the provider of such Parity Lien Obligations will become a Secured Party under this Agreement by executing a Joinder Agreement substantially in the form of Exhibit B hereto.

        WHEREAS, MSW Energy II expects prior to March 1, 2004 that (a) its indirect parent, MSW Merger LLC, a Delaware limited liability company ("MSW Merger"), will merge with and into United American Energy Holdings Corp., a Delaware corporation ("UAE Holdings Corp."), pursuant to an Agreement and Plan of Merger, dated as of August 22, 2003, by and between MSW Merger and UAE Holdings Corp., (b) its direct parent, MSW Intermediate Merger LLC, a Delaware limited liability company, will merge with and into UAE Ref-Fuel LLC, a Delaware limited liability company ("UAE LLC"), and (c) UAE LLC will contribute the capital stock of UAE Ref-Fuel II Corp., a Delaware corporation ("UAE II"), and the membership interest in Ref-Fuel Holdings LLC, a Delaware limited liability company ("Ref-Fuel"), held by it to MSW Energy II pursuant to a Contribution Agreement by and between UAE LLC and MSW Energy II. The transactions described in clauses (a) through (c) above are collectively referred to herein as the "Transactions."

        WHEREAS, upon the consummation of the Transactions, MSW Energy II will own a 50% direct and indirect initial membership interest in the capital stock of Ref-Fuel, 49.9% of which will be held directly by MSW Energy II and 0.1% of which will be held indirectly through its wholly-owned subsidiary, UAE II. Ref-Fuel owns 100% of the capital stock of American Ref-Fuel Company LLC, a Delaware limited liability company ("ARC"). ARC indirectly owns, among other things, six partnerships that develop, own and operate waste-to-energy facilities that combust municipal solid waste and produce energy in the form of electricity and steam. Upon the consummation of the Transactions, (a) MSW Energy II will supplement Schedule II(b) of this Agreement to reflect its pledge of 49.9% of the membership interests in the capital stock of Ref-Fuel and (b) UAE II will become a Grantor under this Agreement by executing a Pledge Supplement substantially in the form of Exhibit A hereto thereby pledging its 0.1% membership interests in the capital stock of Ref-Fuel.

AGREEMENT:

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

        Section 1.    DEFINITIONS

        (a)    General Definitions.    In this Agreement, the following terms shall have the following meanings:

        "Account Debtor" shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

        "Accounts" shall mean all "accounts" as defined in Article 9 of the UCC, including Health-Care Insurance Receivables.

        "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agreement" shall have the meaning set forth in the preamble.

        "ARC" shall have the meaning set forth in the recitals.

        "Authenticate" shall mean "authenticate" as defined in Article 9 of the UCC.

        "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

        "Cash Proceeds" shall mean all proceeds of any Collateral consisting of cash, checks and other near-cash items.

        "Chattel Paper" shall mean all "chattel paper" as defined in Article 9 of the UCC, including, without limitation, "electronic chattel paper" or "tangible chattel paper," as each term is defined in the UCC.

        "Closing Date" shall mean the date on which the Indenture is made.

        "Collateral" shall have the meaning set forth in Section 2(a) hereof.

        "Collateral Agent" shall have the meaning set forth in the preamble.

        "Collateral Documents" shall mean this Agreement, the Deposit Agreement and all other instruments, documents and agreements delivered by any of the parties to the Transaction Documents pursuant to this Agreement or any other Transaction Document in order to grant or perfect a lien in favor of the Collateral Agent on any real, personal or mixed property of such party as security for the Secured Obligations.

        "Collateral Records" shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

        "Collateral Support" shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

        "Commercial Tort Claims" shall mean all "commercial tort claims" as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed and described with specification on Schedule IV hereto (as such schedule may be amended or supplemented from time to time).

        "Commodities Accounts" (a) shall mean all "commodity accounts" as defined in Article 9 of the UCC and (b) shall include, without limitation, all of the accounts listed on Schedule II hereto under the heading "Commodities Accounts" (as such schedule may be amended or supplemented from time to time).

        "Controlled Foreign Corporation" shall mean "controlled foreign corporation" as defined in the Tax Code.

        "Copyright Licenses" shall mean any and all agreements granting any right in, to or under Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule III(b) (as such schedule may be amended or supplemented from time to time).

        "Copyrights" shall mean all United States, state and foreign copyrights, including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications for any of the foregoing including, without limitation, the applications referred to in Schedule III(a) (as such schedule may be amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

        "Deposit Accounts" (a) shall mean all "deposit accounts" as defined in Article 9 of the UCC and (b) shall include, without limitation, all of the accounts listed on Schedule II hereto under the heading "Deposit Accounts" (as such schedule may be amended or supplemented from time to time).

        "Deposit Agreement" shall mean that Deposit Agreement, dated as of the date hereof, among MSW Energy II, MSW Energy Finance II, Wells Fargo Bank Minnesota, National Association, as Collateral Agent, and Wells Fargo Bank Minnesota, National Association, as Depositary Agent.

        "Documents" shall mean all "documents" as defined in Article 9 of the UCC.

        "Documents Evidencing Goods" shall mean all Documents evidencing, representing or issued in connection with Goods.

        "Equipment" shall mean: (a) all "equipment" as defined in the UCC, (b) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, and tools (in each case, regardless of whether characterized as equipment under the UCC), (c) all Fixtures and (d) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

        "Escrow Agreement" shall mean that Escrow Agreement, dated as of the date hereof, among MSW Energy II, MSW Energy Finance II, Credit Suisse First Boston LLC, as representative of the several initial purchasers, and Wells Fargo Bank Minnesota, National Association, as Escrow Agent.

        "Event of Default" shall mean the occurrence of an "Event of Default" under the Indenture or any Parity Debt Document.

        "Excluded Collateral" shall mean [the letters of credit and guaranties or other agreements pledged in favor of banks and proceeds thereof as permitted by clause 9 of the definition of "Permitted Liens" in the Indenture].

        "Fixtures" shall mean all "fixtures" as defined in Article 9 of the UCC.

        "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in

such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Closing Date.

        "General Intangibles" (a) shall mean all "general intangibles" as defined in Article 9 of the UCC and (b) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all contracts, all tax refunds and all licenses, permits, concessions and authorizations, (in each case, regardless of whether characterized as general intangibles under the UCC).

        "Goods" (a) shall mean all "goods" as defined in Article 9 of the UCC and (b) shall include, without limitation, all Inventory, Equipment, Documents Evidencing Goods and Software Embedded In Goods.

        "Health-Care-Insurance Receivable" shall have the meaning specified in the UCC.

        "Indemnitee" shall mean the Collateral Agent, and its Affiliates' officers, partners, directors, trustees, employees and agents.

        "Indenture" shall have the meaning set forth in the recitals.

        "Instruments" shall mean all "instruments" as defined in Article 9 of the UCC.

        "Insurance" shall mean: (a) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (b) any key man life insurance policies.

        "Intellectual Property" shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

        "Intellectual Property Licenses" shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses, and Trade Secret Licenses.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

        "Inventory" shall mean: (a) all "inventory" as defined in the UCC and (b) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor's business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

        "Investment Accounts" shall mean Securities Accounts, Commodities Accounts and Deposit Accounts.

        "Investment Related Property" shall mean: (a) all "investment property" (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all (i) Pledged Equity Interests, (ii) Pledged Debt, (iii) the Investment Accounts and (iv) Certificates of Deposit.

        "Letter of Credit Right" shall mean "letter-of-credit right" as defined in Article 9 of the UCC.

        "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to see or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

        "Material Adverse Effect" shall mean a material adverse effect on (a) the condition (financial or other), business, properties or results of operations, of Grantors and their subsidiaries taken as a whole; (b) the ability of any Grantor to fully and timely perform its Secured Obligations; (c) the legality, validity, binding effect or enforceability against any Grantor of a Transaction Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any agent and Collateral Agent under any Secured Obligation.

        "Material Contract" shall mean any contract or other arrangement to which any Grantor is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

        "Money" shall mean "money" as defined in the UCC.

        "MSW Energy II" shall have the meaning set forth in the preamble.

        "MSW Energy Finance II" shall have the meaning set forth in the preamble.

        "MSW Merger" shall have the meaning set forth in the recitals.

        "Non-Assignable Contract" shall mean any agreement, contract or license to which any Grantor is a party that by its terms purport to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

        "Note Obligations" shall have the meaning set forth in the Indenture.

        "Notes" shall have the meaning set forth in the recitals.

        "Parity Debt Document" shall mean each agreement governing, securing or relating to any Parity Lien Obligations.

        "Parity Lien Obligations" shall have the meaning set forth in the Indenture.

        "Patent Licenses" shall mean all agreements granting any right in, to, or under Patents (whether such Grantor is licensee or licensor thereunder) including without limitation, each agreement referred to in Schedule III(d) hereto (as such schedule may be amended or supplemented from time to time).

        "Patents" shall mean all United States, state and foreign patents and applications for letters patent, including, but not limited to, each patent and patent application referred to in Schedule III(c) hereto (as such schedule may be amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, the right to sue for past, present and future infringements of any of the foregoing and all proceeds of the foregoing including, without limitation, royalties, income, payments, claims, damages and proceeds of suit.

        "Payment Intangible" shall have the meaning specified in the UCC.

        "Permitted Lien" shall mean any "Permitted Lien" under the Indenture.

        "Permitted Sale" shall mean those sales, transfers or assignments permitted by the Indenture.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledge Supplement" shall mean an agreement in substantially the form of Exhibit A hereto.

        "Pledged Alternative Equity Interests" shall mean all participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests and Pledged Trust Interests.

        "Pledged Debt" shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any instrument or promissory note, including, without limitation, all indebtedness described on Schedule II hereto under the heading "Pledged Debt" (as such schedule may be amended or supplemented from time to time), all monetary obligations owing to any Grantor from any other Grantor the instruments evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

        "Pledged Equity Interests" shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.

        "Pledged LLC Interests" shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule II hereto under the heading "Pledged LLC Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

        "Pledged Partnership Interests" shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule II hereto under the heading "Pledged Partnership Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

        "Pledged Stock" shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule II hereto under the heading "Pledged Stock" (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

        "Pledged Trust Interests" shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule II hereto under the heading "Pledged Trust Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing.

        "Proceeds" shall mean: (a) all "proceeds" as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Investment Related Property and (c) whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

        "Receivables" shall mean all (a) Accounts, (b) Chattel Paper, (c) Payment Intangibles, (d) Instruments and (e) to the extent not otherwise covered above, all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Grantors' rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

        "Receivables Records" shall mean (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

        "Record" shall have the meaning specified in the UCC.

        "Ref-Fuel" shall have the meaning set forth in the recitals.

        "Secured Obligations" shall mean all obligations of every nature of each Grantor from time to time owed to the Collateral Agent or any Secured Party hereunder or under the Deposit Agreement, all Note Obligations and all Parity Lien Obligations.

        "Secured Party" shall mean the Trustee and the Holders of the Notes and all holders of Parity Lien Obligations and any trustee or agent acting on their behalf.

        "Securities" shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Accounts" (a) shall mean all "securities accounts" as defined in Article 8 of the UCC and (b) shall include, without limitation, all of the accounts listed on Schedule II hereto under the heading "Securities Accounts" (as such schedule may be amended or supplemented from time to time).

        "Software Embedded in Goods" shall mean, with respect to any Goods, any computer program embedded in Goods and any supporting information provided in connection with a transaction relating to the program if (a) the program is associated with the Goods in such a manner that it customarily is considered part of the Goods or (b) by becoming the owner of the Goods a person acquires a right to use the program in connection with the Goods.

        "State" shall mean a State of the United States, the District of Columbia, Puerto Rico, the United States Virgin Islands or any territory or insular possession subject to the jurisdiction of the United States.

        "Supporting Obligation" shall mean all "supporting obligations" as defined in the UCC.

        "Tax Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

        "Trade Secret Licenses" shall mean any and all agreements granting any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule III(g) hereto (as such schedule may be amended or supplemented from time to time).

        "Trade Secrets" shall mean all trade secrets and all other confidential or proprietary information and know-how (all of the foregoing being collectively called a "Trade Secret"), whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, royalties, income, payments, claims, damages and proceeds of suit.

        "Trademark Licenses" shall mean any and all agreements granting any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule III(f) hereto (as such schedule may be amended or supplemented from time to time).

        "Trademarks" shall mean all United States, state and foreign trademarks, service marks, certification marks, collective marks, trade names, corporate names, d/b/as, business names, fictitious business names, internet domain names, trade styles, logos, other source or business identifiers, designs and general intangibles of a like nature, rights of publicity and privacy pertaining to the right to use names likeness and biographical data as real, all registrations and applications for any of the foregoing including, but not limited to, the registrations and applications referred to in Schedule III(e) hereto (as such schedule may be amended or supplemented from time to time), the goodwill of the business symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, royalties, income, payments, claims, damages, and proceeds of suit.

        "Transaction Documents" shall mean the Indenture, this Agreement and the Deposit Agreement.

        "Transactions" shall have the meaning set forth in the recitals.

        "Trustee" shall have the meaning set forth in the recitals.

        "UAE Holdings Corp." shall have the meaning set forth in the recitals.

        "UAE II" shall have the meaning set forth in the recitals.

        "UAE LLC" shall have the meaning set forth in the recitals.

        "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

        (b)    Definitions; Interpretation.    All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture or, if not defined therein, in the UCC. References to "Sections," "Annexes" and "Schedules" shall be to Sections, Annexes and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Indenture, the Indenture shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

        Section 2.    GRANT OF SECURITY

        (a)    Grant of Security.    Each Grantor hereby grants to the Collateral Agent a security interest and continuing lien on all of such Grantor's right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located, but excluding all Excluded Collateral (all of which being hereinafter collectively referred to as the "Collateral"):

          (i)    Documents;

          (ii)   Goods (including Documents Representing Goods and Software Embedded in Goods);

          (iii)  Insurance;

          (iv)  Intellectual Property;

          (v)   Investment Related Property (including Deposit Accounts);

          (vi)  Letter of Credit Rights;

          (vii) Money;

          (viii) General Intangibles;

          (ix)  Receivables and Receivable Records;

          (x)   Commercial Tort Claims;

          (xi)  to the extent not otherwise included above, all General Intangibles, Material Contracts, motor vehicles and other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

          (xii) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

        (b)    Certain Limited Exclusions.    Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2(a) hereof attach to (i) any lease, license, contract, property rights or agreement to which each Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (B) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (A) or (B) including, without limitation, any proceeds of such lease, license, contract, property rights or agreement; or (ii) in any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Tax Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation or (iii) any Excluded Collateral. When funds are disbursed from the Investment Accounts (other than funds then deposited into or transferred to another Account that is subject to the security interests granted under this Agreement) in accordance with the terms of the Deposit Agreement, such funds shall be cease to be subject to the security interests granted under this Agreement.

        SECTION 3.    SECURITY FOR OBLIGATIONS

        (a)    Security for Obligations.    This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

        (b)    Continuing Liability under Collateral.    Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

        (c)    Authorization to File Financing Statements.    Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent in connection herewith, including, without limitation, describing such property as "all assets" or "all personal property" whether now owned or hereafter acquired.

        SECTION 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS

        (a)    Generally.

          (i)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the date hereof, that:

            (A)  it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, except as otherwise permitted under the Indenture, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons other than Permitted Liens, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person;

            (B)  such Grantor has been duly organized as a corporation, limited liability company or other entity, as appropriate, solely under the laws of its State of incorporation or formation, as appropriate, and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

            (C)  the execution and delivery of this Agreement by such Grantor and the performance by it of its obligations under this Agreement are within its corporate, limited liability company or other powers and have been duly authorized by all necessary corporate, limited liability company or other action;

            (D)  upon the filing of all UCC financing statements naming each Grantor as "grantor" and the Collateral Agent as "Collateral Agent" and describing the Collateral in the filing offices set forth opposite such Grantor's name on Schedule I(e) hereof (as such schedule may be amended or supplemented from time to time), the security interests granted to the Collateral Agent hereunder constitute valid and perfected first priority Liens, to the extent that security interests may be perfected by the filing of UCC financing statements;

            (E)  other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for financing statements for which proper termination statements have been delivered to the Collateral Agent for filing;

            (F)  no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (1) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (2) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (a) for the filings contemplated by clause (D) above and (b) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities and as may be required under federal laws pertaining to Intellectual Property;

            (G)  all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained except for the recording of the security interest in the applicable Intellectual Property registries with respect to registration of Intellectual Property or pending applications for Intellectual Property, the taking of appropriate actions to perfect the lien under applicable foreign law with respect to non-U.S. Intellectual Property, and registration of copyrights;

            (H)  it has indicated on Schedule I(a) hereto (as such schedule may be amended or supplemented from time to time): (1) the type of organization of such Grantor, (2) the jurisdiction of organization of such Grantor, (3) its organizational identification number and (4) the jurisdiction where the chief executive office or its sole place of business is (or if such Grantor is a natural person principal residence and principal place of business), and for the one-year period preceding the date hereof has been, located.

            (I)   the full legal name of such Grantor is as set forth on Schedule I(a) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule I(b) (as such schedule may be amended or supplemented from time to time);

            (J)   except as provided on Schedule I(c), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or, if such Grantor is a natural person, principal residence or principal place of business) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

            (K)  such Grantor has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule I(d) hereof (as such schedule may be amended or supplemented from time to time);

            (L)  with respect to each agreement identified on Schedule I(d), it has indicated on Schedule I(a) and Schedule I(b) the information required with respect to each Grantor under each such agreement;

            (M) all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects; and

            (N)  none of the Collateral constitutes, or is the Proceeds of, "farm products" (as defined in the UCC).

          (ii)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that:

            (A)  except for the security interest created by this Agreement and other Permitted Liens, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein that is not a Permitted Lien;

            (B)  it shall not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

            (C)  it shall not change such Grantor's name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), sole place of business (or principal residence if such Grantor is a natural person), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (1) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, at least ten (10) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (2) taken all actions necessary or reasonably required by the Collateral Agent to maintain the continuous validity, perfection and priority of the Collateral Agent's security interest in the Collateral granted or intended to be granted and agreed to hereby;

            (D)  it shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided, such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

            (E)  upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may materially and adversely affect the value of the Collateral or any portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;

            (F)  it shall not take or permit any action which would be reasonably likely to impair the Collateral Agent's rights in the Collateral; and

            (G)  it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral, except for Permitted Sales.

        (b)    Investment Related Property.

          (i)    Pledged Equity Interests.

            (A)    Representations and Warranties.    Each Grantor hereby represents and warrants, on the date hereof, that:

              (1)   Schedule II(a) hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Pledged Stock," "Pledged LLC Interests," "Pledged Partnership Interests" and "Pledged Trust Interests," respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

              (2)   except as set forth on Schedule II(b) hereto, it has not acquired any equity interests of another entity within the past five (5) years.

              (3)   it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and the Liens granted hereby and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

              (4)   except for those that have been previously obtained or made and remain in full force and effect, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity

      Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

              (5)   none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that are: (a) registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the uniform commercial code of any jurisdiction.

            (B)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that:

              (1)   without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially adversely affects the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Collateral Agent's security interest, (b) permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, unless permitted by the Indenture or unless such interests are issued to a Grantor and such Grantor pledges such interests hereunder, (c) other than as permitted under the Indenture, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (d) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, if such default materially adversely affects the rights of the Collateral Agent with respect to any Collateral or (e) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC, unless such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent's "control" thereof;

              (2)   it shall comply in all material respects with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its material rights with respect to any Investment Related Property;

              (3)   without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantors; provided, that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2 hereof; and

              (4)   each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged

      LLC Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

          (ii)    Investment Accounts.

            (A)    Representations and Warranties.    Each Grantor hereby represents and warrants, as of the date hereof, that:

              (1)   Schedule II(a) hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Securities Accounts" and "Commodities Accounts," respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodities Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having "control" (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

              (2)   Schedule II(a) hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading "Deposit Accounts" all of the Deposit Accounts in which each Grantor has an interest and each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having either sole dominion and control (within the meaning of common law) or "control" (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

              (3)   each Grantor has taken all actions necessary or desirable, including those specified in Section 4(b)(iii)(B) below to: (a) establish the Collateral Agent's "control" (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts (each as defined in the UCC); (b) establish the Collateral Agent's "control" (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts; and (d) to deliver all Instruments to the Collateral Agent.

            (B)    Delivery and Control.    With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements not otherwise covered by the Deposit Agreement, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which it shall agree to comply with the Collateral Agent's "entitlement orders" without further consent by such Grantor. With respect to any Investment Related Property that is a "Deposit Account" not otherwise covered by the Deposit Agreement, it shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Collateral Agent shall have "control" (within the meaning of Section 9-104 of the UCC) over such Deposit Account. Each Grantor shall have entered into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the date hereof, as of or prior to the date hereof, and (ii) any Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the date hereof, as of or prior to the deposit or transfer of any such

    Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts.

          (iii)    Investment Related Property Generally.

            (A)    Covenants and Agreements.    Each Grantor hereby covenants and agrees that:

              (1)   in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Collateral Agent all necessary Supplements to the Schedules hereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor's acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule II as required hereby;

              (2)   except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall be segregated from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest;

              (3)   If any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer's jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

            (B)    Delivery and Control.    Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it has complied with the provisions of this Section 4(b)(iii)(B) on or before the date hereof and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4(b)(iii)(B) immediately upon acquiring rights therein, in each case in form and substance reasonably satisfactory to the Collateral Agent. With respect to any Investment Related Property that is represented by a certificate or that is an "instrument" (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an "effective indorsement" (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a "certificated security" for purposes of the UCC. With respect to any Investment Related Property that is an "uncertificated security" for purposes of the UCC (other than any "uncertificated securities" credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent's instructions with respect to such uncertificated security without further consent by such Grantor. Without limiting the foregoing, promptly upon acquisition of UAE II, MSW Energy II shall deliver to the Collateral Agent certificates evidencing the capital stock of UAE II.

            (C)    Voting and Distributions; Right to Access Funds.    So long as no Event of Default shall have occurred and be continuing:

              (1)   each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not prohibited by the terms of this Agreement or the Indenture; provided, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor in writing that, in the Collateral Agent's reasonable judgment, such action would result in a Default or Event of Default;

              (2)   the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above; and

              (3)   each Grantor shall be permitted to access and withdraw cash and other funds held in any Investment Accounts for any purpose permitted under the Indenture; provided that such rights with respect to cash and funds held in Investment Accounts maintained under the Deposit Agreement shall be subject to the provisions of the Deposit Agreement.

        Upon the occurrence and during the continuation of an Event of Default:

              (1)   unless the Collateral Agent elects otherwise and gives written notice following the occurrence of such Event of Default to the Grantors, all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent which shall thereupon have the sole right to exercise such voting and other consensual rights as permitted by law; and

              (2)   in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (a) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (b) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.

        SECTION 5.    ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES.

        (a)    Access; Right of Inspection.    The Collateral Agent shall at all times, upon reasonable prior notice (unless an Event of Default shall have occurred and be continuing, in which case prior notice shall not be required), have full and free access during normal business hours to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Agent, at such Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall at all times also have the right, upon reasonable prior notice (unless an Event of Default shall have occurred and be continuing, in which case prior notice shall not be required), to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

        (b)    Further Assurances.

          (i)    Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly Authenticate, execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

            (A)  file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

            (B)  take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

            (C)  at the Collateral Agent's request, appear in and defend any action or proceeding that may affect such Grantor's title to or the Collateral Agent's security interest in all or any part of the Collateral.

          (ii)   Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or reasonably prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as "all assets" or "all personal property, whether now owned or hereafter acquired. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral..

          (iii)  Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor's approval of or signature to such modification by amending Schedule III hereto (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof.

        Section 6.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT; POWER OF ATTORNEY    Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent's discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

          (a)   upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Transaction Documents;

          (b)   upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (c)   upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

          (d)   upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

          (e)   to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as assignor;

          (f)    upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

          (g)   upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent's option and such Grantor's expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

        Section 7.    REMEDIES.

        (a)    Generally.

          (i)    Subject to clause (v) below, if any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein, in the Deposit Agreement or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

            (A)  require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

            (B)  enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

            (C)  prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

            (D)  without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable;

          (ii)   The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least twenty (20) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral

  Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Grantor shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

          (iii)  The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral.

          (iv)  The Collateral Agent shall have no obligation to marshall any of the Collateral.

        (b)    Application of Proceeds.    Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Transaction Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of each Secured Party; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

        (c)    Sales on Credit.    If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

        (d)    Investment Related Property.

          (i)    Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, (the "Securities Act") and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

          (ii)   Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right to apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

        Section 8.    COLLATERAL AGENT.

        The Collateral Agent has been appointed to act as Collateral Agent hereunder by each Secured Party either pursuant to the Transaction Documents or by their acceptance of the benefits hereof. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Indenture. Without the written consent of the Collateral Agent that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would release all or substantially all of the Collateral except as expressly provided herein. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of each Secured Party in accordance with the terms of this Section. Collateral Agent may resign at any time by giving thirty (30) days' prior written notice thereof to each Secured Party and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by the parties holding more than 50% of the Secured Obligations, including for this purpose any unfunded commitments (the "Requisite Parties"). Upon any such notice of resignation or any such removal, the Requisite Parties shall have the right, upon five (5) Business Days' notice to the Collateral Agent, following receipt of the Grantors' consent (which shall not be unreasonable withheld or delayed and which shall not be required while an Event of Default exists), to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent under this Agreement shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent's resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

        Section 9.    CONTINUING SECURITY INTEREST; TRANSFER OF SECURED OBLIGATIONS

        This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the commitments and any other contingent obligation included in the Secured Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Transaction Documents, each Secured Party may assign or otherwise transfer any Secured Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to each Secured Party herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the commitments and any other contingent obligation included in the Secured Obligations, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors' expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.

        Section 10.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

        The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and the interests of the Secured Parties and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under the Section in this Agreement relating to the payment of expenses pursuant to Section 12(b) hereof.

        Section 11.    INDEMNITY AND EXPENSES

        Each Grantor agrees:

          (i)    to defend, indemnify, pay and hold harmless each Indemnitee, from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result from such Indemnitee's gross negligence or willful misconduct; and

          (ii)   to pay to the Collateral Agent promptly following written demand the amount of any and all reasonable costs and reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents in accordance with the terms and conditions of the Indenture.

          (iii)  The obligations of each Grantor in this Section 11 shall survive the termination of this Agreement and the discharge of such Grantor's other obligations under this Agreement, the Indenture and any other Transaction Documents.

        Section 12.    MISCELLANEOUS

        (a)    Notices.    Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Grantor or Collateral Agent, shall be sent to such Person's address as set forth below or, if not set forth below, then in the other relevant Transaction Document. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to Collateral Agent shall be effective until received by Collateral Agent.

        If to MSW Energy II or MSW Energy Finance II:

    c/o DLJ Merchant Banking Partners
    Eleven Madison Avenue
    New York, New York 10010-3629
    Fax No.: (646) 935-7043
    Attention: Daniel Clare

        With a copy to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, New York 10153-0119
    Fax No.: (212) 310-8007
    Attention: David M. Blittner, Esq.

        If to the Collateral Agent:

    Wells Fargo Bank Minnesota, National Association
    213 Court Street, Suite 703
    Middletown, Connecticut 06457
    Attn: Joseph P. O'Donnell
    Telephone No.: (860) 704-6217
    Facsimile No.: (860) 704-6219

        (b)    Expenses.    Whether or not the transactions contemplated under the Transaction Documents shall be consummated, Grantors agree to pay promptly all the actual and reasonable costs and expenses of the Collateral Agent in connection with the preparation of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; the reasonable fees, expenses and disbursements of counsel to the Collateral Agent in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Grantors; all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of each Secured Party pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Collateral Agent and of counsel providing any opinions that Collateral Agent may request in respect of the Collateral or the Liens created pursuant to the Collateral

Documents; and all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; and after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Collateral Agent in enforcing any Secured Obligations of or in collecting any payments due from any Grantor hereunder or under the other Transaction Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

        (c)    Amendments and Waivers.

          (i)    Collateral Agent's Consent.    Subject to Section 12(c)(ii), no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Grantor therefrom, shall in any event be effective without the written concurrence of the Collateral Agent.

          (ii)    No Waiver; Remedies Cumulative.    No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights, powers and remedies existing under this Agreement and the other Transaction Documents are cumulative, and not exclusive of, any rights or remedies otherwise available. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

        (d)    Successors and Assigns.    This Agreement shall be binding upon the parties hereto and their respective successors and assigns including all persons who become bound as debtor to this Agreement. No Grantor shall, without the prior written consent of the Collateral Agent, assign any right, duty or obligation hereunder.

        (e)    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        (f)    Survival of Representations, Warranties and Agreements.    All representations, warranties and agreements made herein shall survive the execution and delivery hereof. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Grantor set forth in Sections 11 and 12(b) shall survive the payment of the Secured Obligations and the termination hereof.

        (g)    Marshaling; Payments Set Aside.    Collateral Agent shall not be under any obligation to marshal any assets in favor of any Grantor or any other Person or against or in payment of any or all of the Secured Obligations.

        (h)    Severability.    In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        (i)    Headings.    Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

        (j)    APPLICABLE LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        (k)    CONSENT TO JURISDICTION.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 12; AGREES THAT SERVICE AS PROVIDED IN SECTION 12(a) ABOVE IN SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND AGREES COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

        (l)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12(l) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        (m)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        (n)    Effectiveness.    This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Grantors and the Collateral Agent of written or telephonic notification of such execution and authorization of delivery thereof.

        (o)    Entire Agreement.    This Agreement and the other Transaction Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Transaction Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[Signature Page Follows]

        IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MSW ENERGY HOLDINGS II LLC, AS GRANTOR
By:	/s/ DANIEL H. CLARE
Name:	Daniel H. Clare
Title:	Secretary
MSW ENERGY FINANCE CO. II, INC., AS GRANTOR
By:	/s/ DANIEL H. CLARE
Name:	Daniel H. Clare
Title:	Secretary
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, AS COLLATERAL AGENT
By:	/s/ FRANK MCDONALD
Name:	Frank McDonald
Title:	Vice President

SCHEDULE I

GENERAL INFORMATION

(a)
Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organizational Identification Number
MSW Energy Holdings II LLC	limited liability company	Delaware	New York	3694957
MSW Energy Finance Co. II, Inc.	corporation	Delaware	New York	3724574
(b)
Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Description of Agreement
N/A	N/A
(c)
Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Full Legal Name	Trade Name or Fictitious Business Name
N/A	N/A
(d)
Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Date of Change	Description of Change
N/A	N/A	N/A
(e)
Financing Statements:

Name of Grantor	Filing Jurisdiction(s)
MSW Energy Holdings II LLC	Delaware
MSW Energy Finance Co. II, Inc.	Delaware

S-I-1

SCHEDULE II

INVESTMENT RELATED PROPERTY

  (a)

    Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	% of Outstanding Stock of the Stock Issuer

    Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Limited Liability Company

    Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

    Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Trust Interests of the Trust

S-II-1

    Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

    Securities Accounts:

Grantor	Name of Securities Intermediary	Account Number	Account Name
MSW Energy Holdings II, LLC	Wells Fargo Bank Minnesota, National Association	15258100	MSW Energy Holdings II LLC Revenue Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent.
MSW Energy Holdings II LLC	Wells Fargo Bank Minnesota, National Association	15258101	MSW Energy Holdings II LLC Operating Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent
MSW Energy Holdings II LLC	Wells Fargo Bank Minnesota, National Association	15258102	MSW Energy Holdings II LLC Senior Notes Interest Payment Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent
MSW Energy Holdings II LLC	Wells Fargo Bank Minnesota, National Association	15258103	MSW Energy Holdings II LLC Letter of Credit Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent
MSW Energy Holdings II LLC	Wells Fargo Bank Minnesota, National Association	15258104	MSW Energy Holdings II LLC Distribution Account Subject to the Security Interest of Wells Fargo Bank Minnesota, National Association, as Collateral Agent

S-II-2

    Commodities Accounts:

Grantor	Name of Commodities Intermediary	Account Number	Account Name

    Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

  (b)

Name of Grantor	Date of Acquisition	Description of Acquisition

S-II-3

SCHEDULE III

INTELLECTUAL PROPERTY

(a)	Copyrights	None.
(b)	Copyright Licenses	None.
(c)	Patents	None.
(d)	Patent Licenses	None.
(e)	Trademarks	None.
(f)	Trademark Licenses	None.
(g)	Trade Secret Licenses	None.
(h)	Intellectual Property Matters	None.

S-III-1

SCHEDULE IV

Name of Grantor	Commercial Tort Claims
MSW Energy Holdings II LLC	None.
MSW Energy Finance Co. II, Inc.	None.

S-IV-1

EXHIBIT A

PLEDGE SUPPLEMENT

        This PLEDGE SUPPLEMENT, dated as of [mm/dd/yy], is delivered by [NAME OF NEW GRANTOR], a [NAME OF STATE OF ORGANIZATION] [TYPE OF ENTITY] (the "New Grantor") pursuant to the Pledge and Security Agreement, dated as of [            ], 2003 (as it may be from time to time amended, restated, modified or supplemented, the "Security Agreement"), among MSW Energy Holdings II LLC, a Delaware limited liability company, MSW Energy Finance Co. II, Inc., a Delaware corporation, the other Grantors named therein, and Wells Fargo Bank Minnesota, N.A., as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

        New Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of New Grantor's right, title and interest in and to all Collateral to secure the Secured Obligations [and SPECIFY ANY NEW OBLIGATIONS TO BE SECURED, E.G. NEW GUARANTEES], in each case whether now or hereafter existing or in which New Grantor now has or hereafter acquires an interest and wherever the same may be located. From and after the date hereof, New Grantor shall be a "Grantor" for all purposes of the Security Agreement. New Grantor hereby makes, as of the date hereof, all of the representations and warranties set forth in the Security Agreement. New Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

        Any notice or other communication shall be sent to New Grantor at the address set forth below.

  [Address]
  [Address]
  Telephone No.: [                        ]
  Facsimile No.: [                        ]

        New Grantor hereby irrevocably appoints the Collateral Agent as New Grantor's attorney-in-fact, with full authority in the place and stead of New Grantor and in the name of New Grantor, and hereby agrees to be bound by all of the terms, provisions and obligations contained in Section 6 of the Security Agreement.

[Signature Page Follows]

EXHIBIT A-1

        IN WITNESS WHEREOF, New Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF NEW GRANTOR]
By:
Name: Title:

EXHIBIT A-2

EXHIBIT B

JOINDER AGREEMENT

        This JOINDER AGREEMENT, dated as of [mm/dd/yy], is delivered by [NAME OF NEW SECURED PARTY], a [NAME OF STATE OF ORGANIZATION] [TYPE OF ENTITY] ("New Secured Party"), and each of MSW Energy Holdings II LLC, a Delaware limited liability company ("MSW Energy II"), MSW Energy Finance Co. II, Inc, a Delaware corporation ("MSW Energy Finance II"), and the other Grantors (as defined below) to Wells Fargo Bank Minnesota, National Association, as Collateral Agent (this "Joinder Agreement"), pursuant to the Pledge and Security Agreement, dated as of [            ], 2003 (as it may be from time to time amended, restated, modified or supplemented, the "Security Agreement"), among MSW Energy II, MSW Energy Finance II and the other Grantors named therein (together with MSW Energy II and MSW Energy Finance II, each, a "Grantor") and Wells Fargo Bank Minnesota, National Association, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

        1.    Addition of Secured Obligations.    New Secured Party hereby confirms to the Collateral Agent the incurrence of the following Secured Obligations [SPECIFY ANY NEW OBLIGATIONS TO BE SECURED (the "New Parity Lien Debt")], which shall be included in the definition of "Parity Lien Obligations" under the Indenture, dated as of [            ], 2003, among MSW Energy II, MSW Energy Finance II, the Guarantors party thereto and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Indenture").

        2.    Collateral Sharing With Parity Liens.

          (a)   The Grantors and New Secured Party hereby ratify, as of the date hereof, and agree to be bound by, all of the terms, provisions, obligations and conditions contained in Article 12 of the Indenture.

          (b)   The Grantors and New Secured Party hereby confirm and agree that (i) New Secured Party shall be included in the definition of "Secured Parties" under the Security Agreement and (ii) the indenture (or other instrument or instruments) governing the New Parity Lien Debt shall be included in the definition of "Transaction Documents" under the Security Agreement.

        3.    Collateral Agent.    New Secured Party hereby appoints the Collateral Agent to act as Collateral Agent for its benefit as a Secured Party under the Security Agreement and agrees to be bound by all of the terms, provisions and obligations contained in Section 8 of the Security Agreement.

        4.    Voting.    Notwithstanding anything contained herein or in the Security Agreement, the holders of the Notes and the holders of Parity Lien Debt shall vote as separate classes in any case in which a vote of such holders is required under the Security Agreement.

        5.    Reasonable Actions.    New Secured Party agrees, upon the reasonable request of the Collateral Agent, to take all reasonable actions necessary to effectuate the purposes of this Joinder Agreement.

        6.    Notices.    Any notice or other communication shall be sent to New Secured Party at the address set forth below.

  [Address]
  [Address]
  Telephone No.: [            ]
  Facsimile No.: [            ]

        7.    Counterparts.    This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

EXHIBIT B-1

        8.    Applicable Law.    This Joinder Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York.

        [Signature Page Follows]

EXHIBIT B-2

        IN WITNESS WHEREOF, each of the parties below has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF NEW SECURED PARTY]
By:	Name: Title:

[NAME OF EACH GRANTOR]
By:	Name:

        The Collateral Agent hereby accepts this Joinder Agreement and acknowledges and agrees that it acts as Collateral Agent for the New Secured Party.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,
AS COLLATERAL AGENT

By:	Name: Title:

EXHIBIT B-3

QuickLinks

  Exhibit 4.5
TABLE OF CONTENTS
RECITALS
AGREEMENT
  SCHEDULE I
GENERAL INFORMATION
  SCHEDULE II
INVESTMENT RELATED PROPERTY
  SCHEDULE III
INTELLECTUAL PROPERTY
  SCHEDULE IV
PLEDGE SUPPLEMENT
JOINDER AGREEMENT